Exhibit 10(e)

Executive Incentive Compensation Plan

ABX Air, Inc.

Executive Incentive Compensation Plan

Effective January 1, 2004 – December 31, 2006

1)	Purpose

The purpose of this Plan is to achieve Corporate goals by providing incentive compensation to eligible key executives who, through industry, ability, and exceptional service, contribute materially to the success of ABX Air.

2)	Definitions

When used in the Plan, the following words and phrases shall have the following meaning:

a)	Attainment – The actual performance results for a Performance Measure.
b)	Beneficiary – The beneficiary or beneficiaries designated to receive the amount, if any, payable under the Plan upon the death of the Participant.
c)	Board – The Board of Directors of ABX Air, Inc.
d)	Compensation Committee – The Compensation Committee of the Board.
e)	Maximum – The point that represents the maximum payout level for a particular Performance Measure.
f)	Minimum – The point that represents the minimum payout level for a particular Performance Measure.
g)	Participant – Any employee eligible to receive awards under section 4.
h)	Percent of Incremental Markup Achieved – The actual total percent of incremental markup paid to ABX Air for meeting service and cost goals under the ACMI contract and the Hub Services contract. This percentage is referenced in the Bonus Percentage Lookup Tables to determine the percent of salary awarded in bonus.
i)	Performance Measure – A specific objective measure to assess success in achieving established goals. Permitted Performance Measures are listed in section 5.
j)	Plan – The 2004 – 2006 Executive Incentive Compensation Plan (EICP).
k)	Plan Year – Each calendar year for which Performance Measures and Targets are established for the Company.
l)	Retirement – When an employee leaves active service and qualifies under the Company’s regular or early retirement programs.
m)	Target – The point at which performance equals 100% of stated objective.
n)	Threshold – The point below Target at which incentive payout for each Performance Measure begins.

3)	Administration
a)	The Compensation Committee will have the power to interpret the Plan and to make all determinations necessary or desirable for its administration.
b)	The decision of the Compensation Committee on any question concerning the interpretation or administration of the Plan will be final and conclusive. Nothing in the Plan will be deemed to give any officer or employee, or legal representatives or assigns, any right to participate in the Plan except to such extent as the Compensation Committee may determine pursuant to the provisions of the Plan.

4)	Eligibility
a)	Positions eligible for the Plan are:

Chief Executive Officer

Chief Financial Officer

Senior Vice Presidents

Vice Presidents

Except as provided below, Participants for a Plan Year must be employed for the entire Plan Year.

b)	With approval of the Compensation Committee, prior to June 30th of each Plan Year, additional employees may be included in the Plan, with any award pro-rated as shall be determined by the Compensation Committee.

c)	Participants who retire in good standing during the year will be eligible for a pro-rated award for the year in which they retire, provided that they are on the active payroll on June 30th or later of the Plan Year.
d)	Participants who take a leave of absence will have their awards calculated based on actual ABX Air salary earnings in calculating awards. Participants who are on a leave of absence for more than 90 days and who continue to receive full or partial salary continuance will have their awards adjusted. Any salary paid while on leave of absence period over 90 days will not be included in the base salary used to calculate awards.

5)	Performance Measures

Unless otherwise determined by the Committee, bonuses will be based on one Performance Measure – Percent of Incremental Markup Achieved. In addition to, or in lieu of, the preceding Performance Measure, the Committee may select one or more of the following Performance Measures: Net Profit, Revenue Growth, earnings per share, shipment growth, increase in stock price, return on assets, or return on equity. If any additional Performance Measures are selected, The Compensation Committee will set an annual Target for each of them within 90 days after the beginning of each Plan year, and such Targets may not be changed thereafter. The Targets may be ratified by the Board. Unless within 90 days after the beginning of each Plan Year the Committee selects other Performance Measures from the list above, bonuses will be allocated based 100% on Percent of Incremental Markup Achieved.

6)	Qualifiers on Performance Measures
a)	The bonus percentage is applied to the Participant’s base salary paid in the Plan (calendar)Year.
b)	No bonus will be paid unless the Company achieves an Incremental Markup.
c)	To receive any award under the Plan, a Participant’s individual performance must be evaluated as at least competent by the Compensation Committee.

7)	Bonus Amounts

Actual bonuses will be determined by multiplying the following percentages, or a pro-rated portion thereof, by the Participant’s annual salary.

Position	Minimum	Maximum

Chief Executive Officer	5%	130%

CFO, Senior Vice President	4%	100%

Vice President	4%	80%

8)	Example

An example incentive calculation for the CEO level is shown below.

9)	Form of Payment

Awards shall be paid entirely in cash. Payments will be made as soon as practicable after audited performance results are known and approved by the Compensation Committee, which should be on or about March 1. Award checks are prepared by the Payroll Department and the amounts are subject to tax withholding and Capital Accumulation Plan (CAP) deductions.

If a Participant dies before the end of the Plan Year, an amount equal to a pro-rated portion thereof as of the date of death shall be paid in one lump cash sum to the Participant’s Beneficiary.

10)	Limitation on Allocation

Notwithstanding any other provision of the Plan, in no circumstances will the total amount allocated as an award to any individual Participant for any plan year exceed $1,000,000.00, Nor will the total amount allocated collectively to all of the Participants exceed 25% of the total incremental markup.

11)	Designation of Beneficiaries

Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation. The last such designation received shall be controlling, provided, however, that no designation, or change, or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

12)	Absence of Valid Designation

If no such Beneficiary designation is in effect at the time of the Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with the law, The Participant shall be deemed to have designated the Participant’s estate as the Participant’s Beneficiary ant the Participant’s estate shall receive the payment of the amount, if any, under the Plan, upon the Participant’s death. If the Compensation Committee is in doubt as to the right of any person to receive such amount, the Compensation Committee may direct retention of such amount, without liability for any interest thereon, until the rights thereto are determined or the Compensation Committee may pay such amount to any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and of ABX Air therefore.

13)	No Liability of Compensation Committee, Board Members, or Officers

No members of the Compensation Committee, Board, or Corporate officers shall be personally liable by reason of any contract or other instrument executed by them or on their behalf nor for any mistake or judgement made in good faith, and ABX Air shall indemnify and hold harmless each member of the Board and each other officer, employee or director of ABX Air to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

14)	Right to Amend, Suspend, or Terminate Plan

The Board reserves the right at any time to amend, suspend, or terminate the Plan in whole or in part and for any reason and without the consent of any Participant or Beneficiary; provided that no such amendment shall adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment. Unless otherwise provided herein, any amendment, modification, suspension, or termination of any provisions of the Plan may be made retroactively.

15)	No Rights to Continue Employment or Bonus

Nothing contained in the Plan shall give any employee the right to be retained in the employment of ABX Air or affect the right of ABX Air to dismiss any employee. The adoption of the Plan shall not constitute a contract between ABX Air and any employee. No Participant shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of ABX Air except as otherwise determined by ABX Air.

16)	No Right, Title, or Interest in Assets

The Participants hall have no right, title, or interest whatsoever in or to any investments which ABX Air may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between ABX Air and any Participant or any other person. To the extent that any person acquires a right to receive payments from ABX Air under this Plan, such right shall be no greater than the right of an unsecured general creditor of ABX Air.

17)	Unfunded Plan: Governing Law

The Plan is intended to constitute an incentive compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

EICP Calculation Example

Assumed Facts:

1.	Title: CEO
2.	Salary: $400,000
3.	Bonus Opportunity as a Percent of Salary:

Minimum	Maximum

5%	130%

4.	Performance Measure: Percent of Incremental Markup Achieved
5.	Attainment: .67% Incremental Markup
6.	Refer to Bonus Percent Lookup Table:

Percent of Incremental Markup Achieved	Percent of Salary

.60%	58%

.65%	61%

.70%	64%

7.	Calculation of Bonus:

Bonus Percent	X	Annual Salary	=	Total Bonus
61%	X	$400,000	=	$244,000